Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors, Westport Innovations Inc.

We consent to the use of our report dated February 25, 2014, except as to note 23 which is as of October 15, 2015, with respect to the consolidated financial statements of Westport Innovations Inc. which comprise the consolidated balance sheet as of December 31, 2013, the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years ended December 31, 2013 and December 31, 2012 and notes, comprising a summary of significant accounting policies and other explanatory information which is incorporated by reference into this Registration Statement on Form F-4 and to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ KPMG LLP

Chartered Professional Accountants

October 19, 2015

Vancouver, Canada